Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Among

ACCESS TO MONEY, INC.

as Borrower

and

TRM ATM CORPORATION

TRM ATM ACQUISITION CORPORATION

LJR CONSULTING CORP.

And

ACCESS TO MONEY – SL, INC.

as Guarantors

and

SOVEREIGN BANK
as Bank

Dated as of:  September 3, 2010

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION		1
	1.1	Definitions	1
	1.2	Accounting Terms and Determinations	9
	1.3	UCC	9
	1.4	Construction	9
	1.5	Schedules and Exhibits	9
	1.6	Obligor’s Knowledge	9
2.	THE LOAN		9
	2.1	The Loan	9
	2.2	The Note	10
	2.3	Funding of the Loan	10
3.	USE OF LOAN PROCEEDS		10
4.	INTEREST RATE		10
	4.1	Interest Rate	10
	4.2	Default Rate	10
	4.3	Post Judgment Interest	10
	4.4	Calculations	10
	4.5	Limitation of Interest to Maximum Lawful Rate	10
5.	PAYMENTS AND FEES		10
	5.1	Principal and Interest Payments	10
	5.2	Facility Fee	11
	5.3	Late Charge	11
	5.4	Prepayment of Loan	11
	5.5	Payment Method and Application	11
	5.6	Reinstatement of Obligations	12
	5.7	Maintenance of Loan Account; Statements of Obligations	12
	5.8	Loss of Margin	12
	5.9	Savings Clause	13
6.	TAXES		13
	6.1	Payment of Taxes	13
	6.2	Payment of Other Taxes	14
	6.3	Receipt of Payment	14
	6.4	Survival	14
7.	SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL		14
	7.1	Personal Property	14
	7.2	Negotiable Collateral	15
	7.3	Surety	15
	7.4	General	16
	7.5	Collection of Accounts; Proceeds of Collateral	16
8.	REPRESENTATIONS AND WARRANTIES		16
	8.1	Valid Organization, Good Standing and Qualification	16
	8.2	Licenses	17
	8.3	Financial Statements	17
	8.4	No Material Adverse Change in Financial Condition	17

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	8.5	Pending Litigation or Proceedings	17
	8.6	Due Authorization; No Legal Restrictions	17
	8.7	Enforceability	18
	8.8	No Default Under Other Obligations, Orders or Governmental Regulations	18
	8.9	Governmental Consents	18
	8.10	Taxes	18
	8.11	Title to Collateral	18
	8.12	Names and Addresses	18
	8.13	Current Compliance	18
	8.14	United States Pension and Benefit Plans	18
	8.15	Leases and Contracts	19
	8.16	Intellectual Property	19
	8.17	Business Interruptions	19
	8.18	Affiliate Transactions	19
	8.19	Property of Borrower	20
	8.20	Inventory Records	20
	8.21	FEIN	21
	8.22	Solvency	21
	8.23	Subordinated Indebtedness	21
	8.24	Inventory Locations	21
	8.25	Investment Company Act; Public Utility Holding Company Act	21
	8.26	Employee Relations	21
	8.27	Investment Property	21
	8.28	Common Enterprise	22
	8.29	Insurance	22
	8.30	Commercial Tort Claims	22
	8.31	Accuracy of Representations and Warranties	22
	8.32	Nature of Business	22
9.	AFFIRMATIVE COVENANTS		22
	9.1	Payment of Principal, Interest and Other Amounts Due	22
	9.2	Claims for Labor and Materials	22
	9.3	Existence; Approvals; Qualification; Compliance with Laws	23
	9.4	Maintenance of Properties	23
	9.5	Intellectual Property	23
	9.6	Insurance	23
	9.7	Inspections; Examinations	24
	9.8	Pension Plans	25
	9.9	Bank Accounts	25
	9.10	Maintenance of Management	25
	9.11	Transactions with Affiliates	26
	9.12	Additional Documents and Future Actions	26
	9.13	Title to Equipment	26
	9.14	Taxes	26
	9.15	Leases	27
	9.16	Notices	27
	9.17	Assignment of Claims Act	27

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	9.18	Commercial Tort Claims	27
	9.19	Instruments; Promissory Notes	27
	9.20	Future Leases	27
	9.21	Transfer of Letter of Credit	27
10.	NEGATIVE COVENANTS		27
	10.1	Limitation on Sale and Leaseback	28
	10.2	Limitation on Indebtedness	28
	10.3	Loans	28
	10.4	Investments	28
	10.5	Guaranties	28
	10.6	Disposition of Assets	28
	10.7	Merger; Consolidation; Business Acquisitions; Subsidiaries	28
	10.8	Liens	29
	10.9	Letters of Credit	29
	10.10	Insurance	29
	10.11	Default Under Other Indebtedness	29
	10.12	Transactions with Affiliates	29
	10.13	Name or Chief Executive Address Change	30
	10.14	Change in Location of Collateral	30
	10.15	Material Adverse Contracts	30
	10.16	Restrictions on Use of Proceeds	30
	10.17	Subordinated Indebtedness	30
	10.18	Prepayments; Amendments and License Agreements	30
	10.19	Prohibited Transactions Under ERISA	31
	10.20	Licenses	32
	10.21	Trademark and Tradename Licenses	32
	10.22	Equipment Becoming Fixture	32
	10.23	Capital Expenditures	32
	10.24	Distributions; Stock Redemptions	32
	10.25	Change in Business	32
11.	FINANCIAL COVENANTS		32
	11.1	Minimum Liquidity	32
	11.2	Fixed Charge Coverage Ratio	32
	11.3	Funded Debt to EBITDA Ratio	32
12.	ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS		33
	12.1	Annual Statements	33
	12.2	Projections and Cash Flow	33
	12.3	Quarterly Statements	34
	12.4	Tax Returns	34
	12.5	Audit Reports	34
	12.6	Reports to Governmental Agencies and Other Creditors	34
	12.7	Requested Information	34
	12.8	Compliance Certificates	34
	12.9	Accountant’s Certificate	35
13.	CONDITIONS PRECEDENT TO THE FUNDING OF THE LOAN		35
	13.1	Searches	35

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	13.2	UCC-1 Filings	35
	13.3	Executed Loan Documents	35
	13.4	Authorizing Resolutions	35
	13.5	Governing Documents	35
	13.6	Material Agreements	35
	13.7	Good Standing Certificates	36
	13.8	Insurance	36
	13.9	Opinions of Counsel	36
	13.10	Tax Returns	36
	13.11	Licenses, Approvals, Etc	36
	13.12	No Material Adverse Change	36
	13.13	Fees	36
	13.14	Subordination	36
	13.15	Other Documents	36
14.	DEFAULT AND REMEDIES		36
	14.1	Events of Default	36
	14.2	Remedies	38
	14.3	Application of Proceeds	39
	14.4	Sale or Other Disposition of Collateral	40
	14.5	Actions With Respect to Accounts	41
	14.6	Set-Off	42
	14.7	Turnover of Property Held by Bank	42
	14.8	Delay or Omission Not Waiver	43
	14.9	Remedies Cumulative	43
	14.10	Consents, Approvals and Discretion	43
	14.11	Certain Fees, Costs, Expense Expenditures	43
15.	INDEMNIFICATION		44
16.	COMMUNICATIONS AND NOTICES		45
17.	WAIVERS		45
	17.1	Waivers	45
	17.2	Forbearance	46
	17.3	Limitation on Liability	46
	17.4	Waiver of Subrogation	46
18.	SUBMISSION TO JURISDICTION		47
19.	MISCELLANEOUS		47
	19.1	Brokers	47
	19.2	Use of Bank’s Name	47
	19.3	No Joint Venture	47
	19.4	Survival	47
	19.5	No Assignment	47
	19.6	Assignment or Sale by Bank	48
	19.7	Publicity	48
	19.8	Injunctive Relief	48
	19.9	Time is of the Essence	48
	19.10	All Powers Coupled With Interest	48
	19.11	Disclosure and Disclaimer Regarding Power of Attorney	48

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19.12	Binding Effect	49
19.13	Severability	49
19.14	No Third Party Beneficiaries	49
19.15	Modifications	49
19.16	Holidays	49
19.17	Law Governing	49
19.18	Integration	49
19.19	Exhibits and Schedules	49
19.20	Headings	49
19.21	Counterparts; Facsimile Signatures	50
19.22	Joint and Several	50
19.23	Limitation on Damages	50
19.24	Waiver of Right to Trial by Jury	50

-v-

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made effective as of September 3, 2010 by and among ACCESS TO MONEY, INC., a Delaware corporation (the “Borrower”); TRM ATM CORPORATION, TRM ATM ACQUISITION CORPORATION, LJR CONSULTING CORP., AND ACCESS TO MONEY-SL, INC. (each individually, a “Guarantor” and collectively, the “Guarantors”); and SOVEREIGN BANK (“Bank”).

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Borrower under this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

Account Debtor means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

Accounts means, with respect to a Person, all of such Person’s now owned and hereinafter acquired rights to payment for goods sold or leased or for services rendered which is not evidenced by any instrument or chattel paper, whether or not it has been earned by performance, and any other property or interest in property that is classified as an account pursuant to the UCC.

Affiliate means, with respect to any Person, (a) any officer, director or managing member of such Person, (b) any Subsidiary of such Person, and (c) any other Person (other than a Subsidiary) that, (i) directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (ii) directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person or any Subsidiary of such Person, or (iii) ten  percent (10%) or more of the Voting Stock of which is directly or indirectly beneficially owned or held by such Person or a Subsidiary of such Person.  The term “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of the Voting Stock, by contract or otherwise.

Agreement means this Loan and Security Agreement.

Applicable Law means, with respect to any Person, all provisions of constitutions, statutes, regulations and orders of any Governmental Authority applicable to such Person or its property, including, without limitation, all orders and decrees of all courts and arbitrators in proceedings or actions to which such Person is a party.  In respect of contracts relating to interest or finance charges that are made or performed in the State of New Jersey, “Applicable Law” shall mean the laws of the U.S., including without limitation 12 U.S.C. §§ 85 and 86(a), as amended from time to time, and any other statute of the U.S. now or at any time hereinafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of New Jersey.

Bank means Sovereign Bank, its successors and assigns.

Bank Expenses has the meaning set forth in Section 14.11.

Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

Benefit Plan means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

Books means all of a Person’s books and records, including without limitation,  ledgers; records indicating, summarizing, or evidencing such Person’s properties or assets (including the Collateral) or liabilities; all information relating to such Person’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs or other computer prepared information.

Borrower means Access to Money, Inc., a Delaware corporation, and its successors and assigns.

Business Day means any day that is not a Saturday, Sunday, or other day on which commercial banks in New Jersey are authorized or required to close.

Capital Expenditures mean any expenditure that would be classified as a capital expenditure in accordance with GAAP; provided that for the purposes of this Agreement, Capital Expenditures shall not include expenditures for income producing ATM machines purchased or leased by Borrower in the ordinary course of its business.

Capitalized Lease means any lease of Property, the obligations for the rental of which are required to be capitalized in accordance with GAAP.

Capitalized Lease Obligations means all amounts payable with respect to a Capitalized Lease.

Change of Control shall mean the occurrence, other than in connection with the Transactions, of any of the following on or after the Closing Date:

(a)           the direct or indirect sale, lease, transfer, conveyance, or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries, taken as a whole;

(b)           any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of more than 40% of the Equity Interests of Borrower having the right to vote for the election of members of the Board of Directors thereof;

(c)           individuals who on the Closing Date constitute the Board of Directors of Borrower (together with any new directors whose appointment by the Board of Directors of Borrower or whose nomination by the Board of Directors of Borrower for election by Borrower’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the board of directors then in office; and

(d)           any change in control (or similar event, however denominated) with respect to Borrower shall occur under and as defined in any indenture or agreement in respect of material Indebtedness to which Borrower is a party.

Closing Date means the date of this Agreement.

Collateral has the meaning set forth in Section 7.4.

Commercial Tort Claims shall have the meaning given to such term in the UCC.

Compliance Certificate means a certificate substantially in the form of Exhibit A and delivered by the chief executive officer or chief financial officer of Borrower, to Bank, as required under Section 12.9.

Default means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

Default Rate has the meaning set forth in Section 4.2.

Dollars or $ means freely transferable U.S. Dollars.

EBITDA means, for any period, without duplication, the Net Income (or loss) of Borrower for such period, plus the aggregate amounts deducted in determining such consolidated Net Income in respect of (i) Interest Expense, (ii) Tax Expense, (iii) other non-cash charges to include, without limitation, any stock compensation expenses, any changes in fair value of stock warrants and goodwill impairment charges, and (iv) depreciation and amortization expenses for such period, each determined on a consolidated basis in accordance with GAAP.

Equipment means all of a Person’s present and hereafter acquired cars, trucks, vehicles, machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, trailers, tools, dies, jigs, molds, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, without limitation (a) any interest of such Person in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

ERISA Affiliate means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Obligor under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a member of an affiliated service group of which any Obligor is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Obligor and whose employees are aggregated with the employees of any Obligor under IRC Section 414(o).

ERISA Event means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Obligor, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during, a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (or the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Obligor, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by any Obligor or any of its Subsidiaries or any of their ERISA Affiliates.

Event of Default has the meaning set forth in Section 14.1.

Exchange of Act shall mean the Securities Exchange Act of 1934, as amended.

FEIN means Federal Employer Identification Number.

Financial Asset means any financial asset, now owned or hereafter acquired that is classified as a “financial asset” pursuant to Chapter 8 (or Article 8) of the UCC.

Fixed Charge Coverage Ratio means the ratio, calculated for the prior four consecutive fiscal quarters, of (i) the sum of (a) EBITDA, minus (b) distributions, minus (c) unfunded capital expenditures, to (ii) the sum of (w) the amount of  Interest Expense paid in cash during such period, plus (x) current maturities of long term debt of Borrower, plus (y) current maturities of Capitalized Lease Obligations plus (z) the amount of cash taxes paid during such period.

Funded Debt shall mean without duplication, all Indebtedness of Borrower for borrowed money exclusive of all Subordinated Indebtedness, and all guaranties of Borrower of any or all of the foregoing.

GAAP means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

General Intangibles means all of a Person’s present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, licenses, lease rights, permits, approvals, choses or things in action, goodwill, trade secrets, methods, processes, know-how, formulas, label designs, domain names, domain name registrations, patents, patent rights and applications, trade names, brand names, logos, inventions, trademarks and registrations or applications therefore, servicemarks and registrations or applications therefor, copyrights and registrations or applications therefor, blueprints, plans, patterns, drawings, specifications, designs, manufacturing or processing rights, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, software and computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims, government subsidy payments, databases, all notes and records with respect to any research and development and all physical embodiments of the foregoing), other than Inventory, Accounts, Equipment and Negotiable Collateral.  General Intangibles shall also include, without limitation, all assets necessary to the operation and maintenance of all present and future websites, including without limitation, all equipment, lease agreements, hosting agreements, line leases, intellectual property, copyrights, patents, trademarks, software licenses and general intangibles, and all intellectual property assets described on Schedule 8.16.

Governing Documents means the certificate or articles of incorporation, by-laws, partnership agreement, joint venture agreement, operating agreement or other organizational or governing documents of any Person.

Governmental Authority means any nation or government, any federal, state, county, municipal, parish, provincial or other political subdivision thereof and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guarantor means each of TRM ATM Corporation, TRM ATM Acquisition Corporation, LJR Consulting Corp., and Access to Money – SL, Inc. and their respective successors and assigns.

Indebtedness, as applied to a Person, means:

(A)          all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(B)           to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(C)           to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

Indemnified Parties has the meaning set forth in Section 15.

Interest Expense as applied to Borrower means for any period, the amount of interest expense on Indebtedness of Borrower for such period, determined in accordance with GAAP.

Interest Rate means Six and 81/100 percent (6.81%) per annum.

Inventory means all present and future inventory in which a Person has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Person’s present and future raw materials, work in process, finished goods, packaging, packing and shipping materials, goods used or consumed in the Person’s business, component parts, supplies and returned, rejected or repossessed goods, wherever located.

Inventory Locations means each of the locations described on Schedule 8.24(a), as such Schedule 8.24(a) may be amended from time to time pursuant to Section 10.14.

Investment Property means any investment property, now owned or hereafter acquired, that is classified as “investment property” pursuant to the UCC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Lampe Indebtedness means Indebtedness issued and outstanding pursuant to the Lampe Loan Agreement.

Lampe Loan Agreement  means that certain Amended and Restated Loan Agreement of even date herewith by and among Access to Money, Inc., f/k/a TRM Corporation, Lampe, Conway & Co., LLC and the lenders party thereto which amended and restated that certain Securities Purchase Agreement dated as of April 18, 2008, by and among Access to Money, Inc. f/k/a TRM Corporation, Lampe Conway & Co., LLC and the lenders party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Lease means any lease of real estate under which Borrower is the lessee.

Leasehold Property means any real estate owned by Borrower which is the subject of a Lease.

Licenses means all licenses, permits, consents, approvals, security clearances, and authorizations issued by a Governmental Authority with respect to or in connection with the operation of Borrower’s business.

Lien means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded, published, registered or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising, from a mortgage, debenture, charge, deed of trust, encumbrance, pledge, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting any real property.

Loan Account has the meaning set forth in Section 5.8.

Loan Documents means this Agreement, the Note, the Subordination Agreements, the Surety Agreements, and any other assignment or other agreement entered into, now or in the future, in connection with this Agreement, the Obligations or any of the transactions contemplated hereunder.

Loan has the meaning set forth in Section 2.1.

Management Group means collectively, Richard Stern, Michael Dolan and Douglas Falcone, each an individual.

Material Adverse Change means (a) a material adverse change, as determined by Bank in good faith, in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Obligor, (b) the material impairment, as determined by Bank in good faith, of any Obligor’s ability to perform its obligations under the Loan Documents to which it is a party or of Bank’s ability to enforce the Obligations of the Loan Documents or to realize upon the Collateral, (c) a material adverse effect, as determined by Bank in good faith, on the value of the Collateral or the amount that Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment, as determined by Bank in good faith, of the priority of the Liens in favor of Bank with respect to the Collateral.

Maturity Date means September 1, 2015.

Multiemployer Plan means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

Negotiable Collateral means all of a Person’s present and future letters of credit, notes, drafts, instruments, Investment Property, Financial Assets, Capital Stock of direct and indirect Subsidiaries of Borrower, documents, personal property leases (wherein such Person is the lessor), chattel paper, and such Person’s Books relating to any of the foregoing.

Net Income means income (or loss) of Borrower after Tax Expense and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom (a) gains from the sale of capital assets, (b) net income of any other Person in which Borrower or any of its Subsidiaries has an ownership interest, unless received by Borrower or any of its Subsidiaries in a cash distribution, and (c) any gains arising from extraordinary items, as defined by GAAP.

Non-Assignable Contracts has the meaning set forth in Section 7.1(e).

Note means the Promissory Note executed and delivered pursuant to Section 2.2.

Obligations means the Loan, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), indebtedness arising from any letters of credit issued by Bank, derivative transactions, obligations arising under any swap agreement (as defined in 11 U.S.C. Section 101), liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations, fees, charges, costs, or Bank Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Bank of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Bank and Borrower, and irrespective of whether for the payment of money), whether as principal or surety, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise, and further including all interest not paid when due and all Bank Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

Obligors mean Borrower and Guarantors, collectively.

Operating Agreement means any equipment lease, advertising contract, supply agreement, employment agreement, collective bargaining agreement or other similar agreement or contract relating to the operation of the business.

PBGC means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

Person means and includes natural persons, legal persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any governments and agencies and political subdivisions thereof.

Plan means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

Property shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

Reportable Event means any of the events described in Section 4043(c) of ERISA or the regulations thereunder.

Solvent means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature or fall due, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

Subordinated Indebtedness means Indebtedness of Borrower which has maturities and terms, and which is subordinated to payment of the Obligations in a manner, approved in writing by Bank, and in each such case any renewals, modifications or amendments thereof which are approved in writing by Bank to the extent required by the Subordination Agreement relating to such Indebtedness.

Subordination Agreements shall mean those certain Intercreditor and Subordination Agreements of even date herewith from Douglas Falcone and Lampe, Conway & Co, LLC in favor of Bank.

Subsidiary of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Capital Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

Surety Agreement has the meaning set forth in Section 7.3.

Tax Expense as applied to Borrower means for any period, the amount of tax expense of Borrower for such period, determined in accordance with GAAP.

U.S. means the United States of America.

UCC means (i) the Uniform Commercial Code as adopted in New Jersey, as it may be amended, revised or replaced from time to time, and (ii) the Uniform Commercial Code as in effect from time to time in such other states as any Collateral may be located, as and to the extent applicable.

1.2           Accounting Terms and Determinations.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made in accordance with GAAP, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP as in effect on the date of determination.  All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP.

1.3           UCC.  Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein.  To the extent that the definitions of any categories or types of collateral are expanded in any revision to, amendment of or new version of the UCC, such changed or expanded definitions will apply to this Agreement as of the effective date of such revision, amendment or new statute.

1.4           Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived in writing by Bank.  Section, subsection, clause, schedule, and exhibit references are to sections, subsections, clauses, schedules and exhibits in this Agreement unless otherwise specified.  Any reference in this Agreement or in the Loan Documents to this Agreement, any of the Loan Documents or any other document or agreement shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, supplements, and restatements thereto and thereof, as applicable.

1.5           Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement, as they may from time to time be amended or restated, shall be deemed incorporated herein by reference.

1.6           Obligor’s Knowledge.  Any statements, representations or warranties that are based upon the best knowledge of any Obligor or an officer thereof shall be deemed to have been made after due inquiry by such Obligor or such officer, as applicable, with respect to the matter in question.

2.           THE LOAN.

2.1           The Loan: Subject to the terms and conditions of this Agreement and the Loan Documents, Bank agrees to extend to Borrower a term loan in the original principal amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Loan”).

2.2           The Note.  Borrower’s obligation to repay the Loan shall be further evidenced by a promissory note executed and delivered by Borrower to Bank in the face amount of Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Note”) which shall be in a form acceptable to Bank.

2.3           Funding of the Loan.  The proceeds of the Loan shall be advanced at closing hereunder in accordance with such procedures as Bank may require.

3.           USE OF LOAN PROCEEDS.  Borrower agree to use the proceeds of the Loan solely (a) to repay existing Indebtedness, (b) to pay closing costs and expenses incurred by Borrower in connection with the transactions contemplated hereunder, and (c) for other general corporate purposes of Borrower consistent with the terms and conditions of this Agreement.

4.           INTEREST RATE.

4.1           Interest Rate.  The principal balance of the Loan will accrue interest at the Interest Rate.

4.2           Default Rate.  Interest will accrue on the principal balance of the Loan after the occurrence of an Event of Default or Maturity Date at a rate of three percent (3%) in excess of the Interest Rate (the “Default Rate”).  Obligors acknowledge and agree that the Default Rate is reasonable in light of the increased risk of collection of the sums due under the Loan after occurrence of an Event of Default and the costs and expenses of Bank related thereto.

4.3           Post Judgment Interest.  Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the applicable Default Rate set forth above until paid.

4.4           Calculations.  Interest will be computed on the basis of a year of 365 days and paid for the actual number of days elapsed.

4.5           Limitation of Interest to Maximum Lawful Rate.  In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower.  Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank.  Any such crediting or refunding will not cure or waive any Event of Default.  Borrower agree that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any nonprincipal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

5.           PAYMENTS AND FEES.

5.1           Principal and Interest Payments.  Borrower agrees to pay to Bank the principal and accrued interest on the Loan in fifty-nine (59) equal and consecutive monthly installments of $108,418.78 each, on the first (1st)  day of each calendar month, commencing on October 1, 2010, and in one (1) final payment of the remaining principal balance plus all accrued and unpaid interest thereon on the Maturity Date.

5.2           Facility Fee.  Borrower agrees to pay to Bank on the date hereof the remaining balance of the loan facility fee in the amount of $27,500.00, which fee was fully earned upon execution of the term sheet.  Borrower and Bank acknowledge that Borrower has already paid to Bank a portion of the loan facility fee in the amount of $10,000.00.   The balance of the loan facility fee, $17,500.00, shall be paid at Closing.

5.3           Late Charge.  In the event that Borrower fails to pay any principal, interest or other fees or expenses payable hereunder for a period of at least three (3) days, in addition to paying such sums, Borrower will pay to Bank a late charge equal to five percent (5%) of such past due payment as compensation for the expenses incident to such past due payment.

5.4           Prepayment of Loan.  Borrower may prepay all or any part of the principal balance of the Loan at any time, following delivery of not less than thirty (30) days prior written notice to Bank.  All prepayments will be applied to the regularly scheduled payments in the inverse order in which they are due.  Borrower shall pay, together with any prepayment, the following fees which shall apply upon a full prepayment or a partial prepayment, subject to the conditions below: (a) five percent (5%) of the amount prepaid from the Closing Date through August 31, 2011, (b) four percent (4%) of the amount prepaid from September 1, 2011 through August 31, 2012, (c) three percent (3%) of the amount prepaid from September 1, 2012 through August 31, 2013; (d) two percent (2%) of the amount prepaid from September 1, 2013 through August 31, 2014, and (e) one percent (1%) of the amount prepaid from September 1, 2014 through the Maturity Date.  Notwithstanding the foregoing, such prepayment fees shall not apply in the event of a partial prepayment that (i) is less than fifty percent (50%) of the outstanding principal balance of the Loan at the time of such prepayment, or (ii) is made from the proceeds of a subordinated loan or an equity raise, either of which is acceptable to Bank in its sole discretion.

5.5           Payment Method and Application.

(i)           Payment Method.  Borrower irrevocably authorizes Bank to debit all payments required to be made by Borrower under the Loan or under any of the Loan Documents, on the date due, from any deposit account maintained by Borrower with Bank, including without limitation, the deposit account number 1251167195 of Borrower maintained with Bank.  If there are insufficient funds in such accounts or Bank for any reason does not debit such accounts, Borrower will make such payments directly to Bank.

(ii)         Application of Payments.  All payments shall be remitted to Bank and all such payments not relating to principal or interest on the Loan, or not constituting payment of specific fees and all proceeds of Collateral received by Bank, shall be applied first, to pay any fees, indemnities or expense reimbursements then due to Bank from Borrower; second, to pay interest due and payable in respect of the Loan; third, to pay principal of the Loan; and fourth, to pay any other Obligations due to Bank by Borrower.

(iii)        Immediately Available Funds.  All payments are to be made in immediately available funds.  If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

(iv)           Event of Default.  Notwithstanding anything herein or elsewhere to the contrary, upon the occurrence of an Event of Default, any and all payments received by Bank on account of any of the Obligations may be applied to costs, indemnities, fees, interest and principal constituting Obligations in such order as Bank, in its discretion, elects.

5.6           Reinstatement of Obligations.  If any Obligor makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any  bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

5.7           Maintenance of Loan Account; Statements of Obligations.  Bank shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Loan made by Bank to Borrower, including, accrued interest, Bank Expenses, and any other payment Obligations of Borrower.  Bank shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Bank Expenses owing, and such statements shall be conclusively presumed to be correct and accurate, and shall constitute an account stated between Borrower and Bank unless, within ten (10) days after receipt thereof by Borrower, Borrower shall deliver to Bank written objection thereto describing the error or errors contained in any such statements.

5.8           Loss of Margin.  In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

(i)           subjects Bank to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income of Bank imposed by the U.S. or any political subdivision thereof); or

(ii)          imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, or letters of credit issued or commitment to issue letters of credit by Bank; or

(iii)         imposes upon Bank any other condition with respect to extensions of credit or the commitment to make extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of Bank, reduce the income receivable by or return on equity of Bank or impose any expense upon Bank in each case related to any extensions of credit made by Bank or commitments by Bank to extensions of credit under this Agreement, Bank shall so notify Borrower in writing.  Borrower agrees to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense.  Such statement shall set forth a brief explanation of the amount and Bank’s calculation of the amount (in determining such amount Bank may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error.  If the amount set forth in such statement is not paid within twenty (20) days after such presentation of such statement, interest will be payable on the unpaid amount at the Default Rate from the due date until paid, both before and after judgment.

5.9           Savings Clause.  Anything contained in this Agreement or any other Loan Documents to the contrary notwithstanding, the obligations of Borrower with respect to the repayment of the outstanding principal balance of the Loan shall be limited to a maximum aggregate amount equal to the greater of (a) the loan proceeds and the value of all other consideration and benefits received by or for the benefit of such Borrower in connection with the financing transactions contemplated hereunder, or (b) the largest amount that would not render its obligations with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state, federal, provincial or other applicable law of any jurisdiction (collectively, the “Fraudulent Transfer Laws”), if and to the extent such Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws.  In making such determination, all rights of subrogation and contribution of Borrower with respect to such obligations shall be deemed to be an asset of Borrower.

6.           TAXES.

6.1           Payment of Taxes.  Any and all payments by Borrower to or for the account of Bank hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) Borrower shall furnish to Bank the original or a certified copy of the receipt evidencing payment thereof.

6.2           Payment of Other Taxes.  In addition, Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

6.3           Receipt of Payment.  Within thirty (30) days after the date of any payment of Taxes or Other Taxes, Borrower shall furnish to Bank the original or a certified copy of the receipt evidencing such payment.

6.4           Survival.  Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section shall survive the termination of this Agreement and the payment in full of the Obligations.

7.           SECURITY; COLLECTION OF RECEIVABLES AND PROCEEDS OF COLLATERAL.

7.1           Personal Property.  As security for the full and timely payment and performance of all Obligations, Obligors hereby grant to Bank a first priority, perfected security interest in all personal property of each Obligor, wherever located, now owned or hereafter acquired, including without limitation the following:

(i)           All present and future Accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished or otherwise, in all cases together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall give or may give rise to any of the foregoing, (ii) all rights as a consignor, consignee, unpaid vendor or other lien or in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (iii) all General Intangibles related thereto, (iv) all credit insurance, guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any of the foregoing, (v) choses-in-action, claims and judgments related to or arising out of any of the foregoing, and (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies.

(ii)          All present and future Inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service), and all documents of title covering any of such goods or Inventory.

(iii)        All present and future General Intangibles.

(iv)         All present and future Equipment, all documents of title covering any of such Equipment and all manuals of operation, maintenance or repair.

(v)           All present and future rights in all proceeds of all licenses, permits, approvals, license rights, agreements and General Intangibles with respect to which there are valid and enforceable legal or contractual restrictions prohibiting the collateral assignment or granting of a security interest (the “Non-Assignable Contracts”), including without limitation all proceeds from the sale, transfer or liquidation of such Non-Assignable Contracts and the value allocable to such Non-Assignable Contracts in any sale of business or assets.

 (vi)        All present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of any party to this Agreement or any service bureau.

(vii)        All letters of credit and letter of credit rights, including the right to receive payment thereunder and all documentation related thereto, and all documents of title, negotiable and non-negotiable bills of lading, electronic bills of lading, shipper’s rights, rights accruing under the law of agency or estoppel, warranties, claims and insurance proceeds related thereto or associated therewith.

(viii)       All deposits, funds, notes, drafts, instruments (including promissory notes), documents, policies, evidences and certificates of insurance, securities, personal property leases and chattel paper and other assets, now or at any time hereafter on deposit with or in the possession or control of Bank or owing by Bank or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

(ix)         All deposit accounts maintained by any Obligor with any depository institution.

(x)          All Investment Property.

(xi)         All Financial Assets.

(xii)        All products and proceeds of the foregoing.

7.2           Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Obligors shall immediately endorse and deliver physical possession of such Negotiable Collateral to Bank, together with any stock powers executed in blank as may be required by Bank.

7.3           Surety.  As further security for the Obligations, Guarantors shall execute and deliver to Bank, the absolute, unconditional, unlimited surety agreement (the “Surety Agreement”) of Guarantors.  Such Surety Agreement will secure all Obligations and shall be in form and content acceptable to Bank.

7.4         General.  The collateral described above in Sections 7.1, 7.2, and 7.3 is collectively referred to herein as the “Collateral”.  The above-described security interests, assignments, Liens and guarantees shall not be rendered void by the fact that no Obligations exist as of any particular date, but shall continue in full force and effect until the Obligations have been repaid, Bank has no agreement or commitment outstanding under the Loan Documents pursuant to which Bank may extend credit to or on behalf of Borrower and Bank has executed termination statements or releases with respect thereto.  Bank agrees to execute and deliver to Obligors, at Obligors’ expense, termination statements and releases with respect to all Liens in favor of Bank encumbering the Collateral with reasonable promptness after all Obligations have been fully and finally paid and Bank has no agreement or commitment outstanding to extend credit to or on behalf of Borrower.  IT IS THE EXPRESS INTENT OF BORROWER THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS OF ANY OBLIGOR TO BANK.

7.5         Collection of Accounts; Proceeds of Collateral.

(a)         General.  Borrower will collect, and will cause each Guarantor to collect, its Accounts only in the ordinary course of its business.

(b)         Items Held in Trust.  Upon the occurrence of an Event of Default, Each Obligor agrees that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral  which come into the possession or under the control of an Obligor or any employees, agents or other persons acting for or in concert with any Obligor, shall be received and held in trust for Bank and such items shall be the sole and exclusive property of Bank.  Upon the occurrence of an Event of Default, at the request by Bank, immediately upon receipt thereof, Obligors and such other persons shall remit the same or cause the same to be remitted, in kind, to Bank.  Each Obligor shall deliver or cause to be delivered to Bank, with appropriate endorsement and assignment to Bank with full recourse to Obligors, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral.  Bank is granted a power of attorney by Obligors with full power of substitution upon the occurrence of an Event of Default to execute on behalf of any Obligor and in such Obligor’s name or to endorse any Obligor’s name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing.  Such power of attorney being coupled with an interest is irrevocable.

8.           REPRESENTATIONS AND WARRANTIES.  In order to induce Bank to enter into this Agreement, the Obligors, jointly and severally, make the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement.

8.1           Valid Organization, Good Standing and Qualification.  Each Obligor is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the applicable state described on Schedule 8.1, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation or other such entity in good standing under the laws of each other jurisdiction described on Schedule 8.1 and in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.

8.2           Licenses.  Each Obligor and its employees, servants and agents have obtained all licenses, registrations, approvals, security clearances and other authority as may be necessary to enable it to own and operate its business.

8.3           Financial Statements.  Obligors have furnished to Bank the audited consolidated and consolidating financial statements of Borrower and its Subsidiaries certified without qualification by independent public accountants as of December 31, 2009, and all management and comment letters from such accountants in connection therewith.  Obligors have furnished to Bank the internally prepared interim financial statements of Obligors as of March 31, 2010.  Such financial statements of Obligors (together with the related notes and comments), are correct and complete, fairly present in all material respects the financial condition and the assets and liabilities of Obligors at such dates, and have been prepared in accordance with GAAP.  With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

8.4           No Material Adverse Change in Financial Condition.  There has been no Material Adverse Change in the financial condition of any Obligor since March 31, 2010.

8.5           Pending Litigation or Proceedings.  Except as set forth on Schedule 8.5, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of each Obligor’s knowledge, threatened against or affecting any Obligor, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

8.6           Due Authorization; No Legal Restrictions.  The execution and delivery by the Obligors of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of Borrower, (b) will not conflict with or result in a breach of, or constitute a default (or are not reasonably likely, upon the passage of time or the giving of notice or both to constitute a default) under, any of the terms, conditions or provisions of any Applicable Law or any Obligor’s Governing Documents or any lease, indenture, mortgage, loan or credit agreement or instrument to which any Obligor is a party or by which any of them may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (c) will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of any Obligor under the terms or provisions of any such agreement or instrument, except Liens in favor of Bank, and (d) do not require any consent or approval of the stockholders of any Obligor or any other Person, except such consents and approvals which have been properly obtained and are in full force and effect.

8.7           Enforceability.  The Loan Documents have been duly executed by the Obligors and delivered to Bank and constitute legal, valid and binding obligations of the Obligors, enforceable in accordance with their terms.

8.8           No Default Under Other Obligations, Orders or Governmental Regulations.  The Obligors are not in violation of their Governing Documents and the Obligors are not in default in the performance or observance of any of their obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued.  The Obligors are not in violation of or in default under any other agreement or instrument or any judgment or Applicable Law.

8.9           Governmental Consents.  Other than the filing of appropriate financing statements, no consent, approval or authorization of or designation, declaration or filing with or notice to any Governmental Authority on the part of any Obligor is required in connection with the execution, delivery or performance by the Obligors of the Loan Documents or the consummation of the transactions contemplated thereby.

8.10        Taxes.  The Obligors have filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have become due pursuant to such returns or pursuant to any assessment received by them.  Such tax returns are complete and accurate in all material respects.  The Obligors do not know of any proposed additional assessment or basis for any assessment of additional material taxes.

8.11        Title to Collateral.  Borrower has rights in and the power to transfer the Collateral.  The Collateral is and will be owned by Borrower free and clear of all Liens of any kind, excepting only Liens in favor of Bank and those Liens permitted under Section 10.8.  Borrower will defend the Collateral against any claims of all Persons or entities other than Bank.

8.12        Names and Addresses.  During the past five (5) years, Borrower have not been known by any names (including trade names) other than those set forth in Schedule 8.12 and have not been located at any addresses other than those set forth on Schedule_8.19(iv).  The portions of the Collateral which are tangible property and Borrower’ Books will at all times be located at the addresses set forth on Schedule 8.19(iv); or such other location determined by Borrower after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s Lien against and access to Borrower’s Books and records.  Schedule 8.19(iv) identifies the chief executive office of Borrower.

8.13        Current Compliance.  The Obligors are currently in compliance with all of the terms and conditions of the Loan Documents and all Applicable Laws.

8.14        United States Pension and Benefit Plans.  Except as disclosed on Schedule 8.14, (a) Borrower has no obligations with respect to any Plan, (b) no ERISA Events, including, without limitation, any “Reportable Event” or “Prohibited Transaction” (as those terms are defined under ERISA), have occurred in connection with any Plan of Borrower which might constitute grounds for the termination of any such Plan by the PBGC or for the appointment by any U.S. District Court of a trustee to administer any such Plan, (c) all of Borrower’s Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) Borrower has no existing liability to the PBGC.  Borrower is not subject to or bound to make contributions to any Multi-Employer Plan.

The present value of the aggregate benefit liabilities under any of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities.  The term “benefits liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.  Neither any Obligor nor any ERISA Affiliates have incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA.

8.15        Leases and Contracts.  Borrower has complied in all material respects with the provisions of all leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which Borrower is a party and are not in default thereunder.  To the best of Borrower’s knowledge, no other party is in default under any such leases, contracts, licenses or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.  Schedule 8.15 sets forth an accurate list of all material leases, contracts and commitments to which Borrower is a party or by which any of them are bound, including, without limitation, any real or personal property leases to which Borrower is a party.

8.16        Intellectual Property.  Borrower owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate Borrower’s business and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others.  Schedule 8.16 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

8.17        Business Interruptions.  Within five (5) years prior to the date hereof, neither the business, Collateral nor operations of any Obligor has been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States, or any state or local government, or any political subdivision or agency thereof, directed against such Obligor.  There are no pending or threatened material labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by any Obligor.

8.18        Affiliate Transactions.  Schedule 8.18 sets forth an accurate list of all transactions of the Obligors, with each other and with any Affiliate of such Obligor.

8.19        Property of Borrower.

(i)           Property.  Each Obligor is the owner or lessee of all Property and holds all Licenses, in each case necessary to conduct operations of the business, in each case in conformity in all material respects with all Applicable Laws.

(ii)          Licenses.  There is set forth in Schedule 8.19(ii) a description of all Licenses which have been issued or assigned to each Obligor.  All of such Licenses are in full force and effect and have been duly issued in the name of, or validly assigned to, the applicable Obligor, no default or breach exists thereunder.

(iii)        Operating Agreements.  There is set forth in Schedule 8.19(iii) a description of all material Operating Agreements relating to the operation of the business of each Obligor.  Each such Operating Agreement is in full force and effect and no event has occurred which is reasonably likely to result in the cancellation or termination of any such Operating Agreement or the imposition thereunder of any liability upon Borrower.

(iv)         Office Locations.  There is set forth in Schedule 8.19(iv) locations of the chief executive office of each Obligor, the locations of all of such Obligor’s Property, the places where such Obligor’s Books are kept and the locations of all Equipment and offices used in the operation of such Obligor’s business.

(v)           Leases.  There is set forth in Schedule 8.19(v) a list of all material Leases, together with a complete and accurate address and legal description of each parcel of Leasehold Property subject to such Leases and the name and address of the landlord under each such Lease.  Each Lease is in full force and effect, there has been no default in the performance of any of its material terms or conditions by any Obligor, to the best of each Obligor’s knowledge, any other party thereto, and no claims of default have been asserted with respect thereto.  The present and contemplated use of all Leasehold Property is in compliance with all applicable zoning ordinances and regulations and other Applicable Laws.

(vi)         Operation and Maintenance of Equipment.  All of the Equipment and other tangible personal property owned by the Obligors is in good operating condition and repair (subject to normal wear and tear) and has been used, operated and maintained in compliance in all material respects with all Applicable Laws.

8.20        Inventory Records.  Each Obligor keeps correct and accurate Inventory records itemizing and describing the kind, type, quality, and quantity of the Inventory, and such Obligor’s cost therefor.

8.21        FEIN.  The FEIN and state organizational number of each Obligor is:

			STATE
			ORGANIZATIONAL
		FEIN	NUMBER

Access to Money, Inc.	-	93-0809419	4668713	(DE)
TRM ATM Corporation		93-1263309	671170-86	(OR)
TRM ATM Acquisition Corporation		26-0726880	4403426	(DE)
LJR Consulting Corp.		22-3493758	0100691494	(NJ)
Access to Money-SL, Inc.		26-4194003	4648848	(DE)

8.22        Solvency.  Each Obligor is Solvent.  No transfer of property is being made by any Obligor and no obligation is being incurred by any Obligor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Obligors.

8.23        Subordinated Indebtedness.  Schedule 8.23 sets forth an accurate list of all Subordinated Indebtedness currently owed by Borrower, identifying the payor, the payee, the outstanding principal balance, the applicable interest rate, the payment terms and all collateral or guaranties securing such Subordinated Indebtedness.

8.24        Inventory Locations.

(i)           All Inventory.  All of the Obligors’ Inventory is currently located at one of the locations set forth on Schedule 8.24.  Schedule 8.24 sets forth the street address and the name of the owner/lessor/warehouseman, as applicable, for such location.

(ii)         Additions to Inventory Locations.  Borrower and Bank may modify Schedule 8.24 to add new Inventory Locations by executing a written amendment to this Agreement in form and content acceptable to Bank, provided that Borrower comply with all of the conditions set forth in Section 10.14.

8.25           Investment Company Act; Public Utility Holding Company Act.  No Obligor is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).  No Obligor is a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or a “public utility” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8.26           Employee Relations.  Each Obligor has an adequate workforce in place and is not, except as set forth on Schedule 8.26, party to any collective bargaining agreement nor has any labor union been recognized as the representative of such Obligor’s employees.

8.27           Investment Property.  Schedule 8.27 sets forth a correct and complete list of all Investment Property, including any Financial Assets, owned by each Obligor.  Each Obligor is the legal and beneficial owner of such Investment Property, including any Financial Assets, as so reflected, free and clear of any Lien (except for Liens in favor of Bank or the holder of Subordinated Indebtedness), and has not sold, granted any option with respect to, assigned or transferred or otherwise disposed of any of its rights or interest therein.

8.28        Common Enterprise.  Borrower expects to derive benefit (and its board of directors has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of its Subsidiaries.  Each Obligor (other than Borrower) expects to derive benefit (and the boards of directors or other governing body of each such Obligor has determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by Bank hereunder, both in their separate capacities and as members with the other Obligors of an interrelated group of companies.  Each Obligor has determined that execution, delivery and performance of this Agreement and any other Loan Documents to be executed by such Obligor is within its corporate purpose, will be of direct and indirect benefit to such Obligor and is in its best interest.

8.29        Insurance.  No notice of cancellation has been received with respect to any insurance policies required pursuant to Section 12.6 and each Obligor is in compliance with all conditions contained in such policies.

8.30        Commercial Tort Claims.  No Obligor is the claimant under or with respect to any Commercial Tort Claim.

8.31        Accuracy of Representations and Warranties.  No representation or warranty by any Obligor contained herein or in any certificate or other document furnished by any Obligor pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.  There is no fact which any Obligor knows or should know and has not disclosed to Bank, which does or may materially and adversely affect any Obligor or any of their operations.

8.32        Nature of Business.  The Obligors are an independent sales organization providing services, sales and leasing to businesses who own and operated automated teller machines.  Neither Borrower nor any Obligor is a processor or a money service business.

9.           AFFIRMATIVE COVENANTS.  The Obligors, jointly and severally, covenant and agree that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Bank shall otherwise consent in writing, each Obligor shall comply with the following:

9.1           Payment of Principal, Interest and Other Amounts Due.  The Obligors will pay when due all Obligations without setoff, deduction or counterclaim and without deduction or withholding for or on account of any federal, state or local taxes.

9.2           Claims for Labor and Materials.  The Obligors will pay or cause to be paid when due all claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of its properties or assets.

9.3           Existence; Approvals; Qualification;  Compliance with Laws.  Each Obligor (a) will obtain, preserve and keep in full force and effect its corporate existence and all rights, licenses, security clearances, registrations and franchises necessary to the proper conduct of its business or affairs; (b) will qualify and remain qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (c) will comply in all material respects with the requirements of all Applicable Laws.

9.4           Maintenance of Properties.  Each Obligor will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its Property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

9.5           Intellectual Property.  With respect to any and all tradenames, domain names, trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, each Obligor shall maintain and protect the same to the extent reasonably required for the operation of such Obligor’s business and shall take and assert any and all remedies reasonably available to such Obligor to prevent any other Person from infringing upon or claiming any interest in any such material trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

Each Guarantor will notify Bank promptly of (a) the filing of any patent or trademark application by such Guarantor; (b) the grant of any patent or trademark to such Guarantor; or (c) such Guarantor’s intent to abandon a patent or trademark.

Each Guarantor will, if requested by Bank, (i) execute and deliver to Bank assignments, financing statements, patent mortgages or such other documents, in form and substance reasonably acceptable to Bank, necessary to perfect and maintain Bank’s security interest in all existing and future patents, patent applications, trademarks, trademark applications, and other General Intangibles owned by such Obligor; and (ii) furnish Bank with evidence satisfactory to Bank that all actions necessary to maintain and protect each trademark and patent owned by such Guarantor or its employees have been taken in a timely manner.

9.6           Insurance.

(i)           Collateral.  The Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, as are ordinarily insured against by other owners in similar businesses, in amounts acceptable to Bank, but in any event in amounts sufficient to cover the value of all of the Obligors’ Equipment and Inventory and in amounts sufficient to prevent Borrower or any other Obligor from becoming a co-insurer under such policies.  Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower’s ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(ii)          Endorsements, Cancellation or Modification.  Each Obligor shall cause Bank to be named as loss payee (with a lender’s loss payable endorsement) with respect to all Collateral, and additional insured with respect to all liability insurance, as its interests may appear.  Every policy of insurance referred to in this Section shall contain an agreement by the insurer that thirty (30) days’ written notice will be given Bank by the insurer prior to cancellation or material modification of such insurance coverage.  Any modification of any insurance policy or coverage involving any decrease in the amount or scope of  coverage, must be approved by Bank in writing prior to the effective date of such modification.

(iii)        General.  All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Bank.  Every policy of insurance referred to in this Section shall contain an agreement by the insurer that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Obligor or Bank which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.

(iv)         Policies and Evidence of Insurance.  Borrower shall cause to be delivered to Bank the insurance policies and all endorsements thereto and evidence of insurance utilizing a current ACORD 27 Evidence of Property Insurance and at least thirty (30) days prior to the expiration of any such insurance, additional policies or duplicates thereof and evidence of insurance utilizing a current ACORD 27 Evidence of Property Insurance confirming the renewal of such insurance and payment of the premiums therefor.

(v)           Losses; Payments.  Each Obligor shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to such Obligor and Bank jointly.  In the event of any loss, such Obligor will give Bank prompt notice thereof and Bank may make proof of loss whether the same is done by such Obligor.  Bank is hereby granted a power of attorney by each Obligor with full power of substitution to file any proof of loss in such Obligor’s or Bank’s name, to endorse such Obligor’s name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim.

In the event of any loss, Bank, at its option, may (a) retain and apply all or any part of the insurance proceeds to repay or secure the Obligations, in such order and amounts as Bank may elect, or (b) disburse all or any part of such insurance proceeds to or for the benefit of the applicable Obligor for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Bank of such repair or replacement, in either case without waiving or impairing the Obligations or any provision of this Agreement.  Any deficiency thereon shall be paid by the Obligors to Bank upon demand.  The Obligors shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

9.7           Inspections; Examinations.  Each Obligor hereby irrevocably authorizes all accountants and auditors employed by such Obligor at any time to exhibit and deliver to Bank copies of any and all of such Obligor’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession and copies of all reports submitted to such Obligor by such accountants or auditors, including management letters, “comment” letters and audit reports, and to disclose to Bank any information they may have concerning Borrower’s financial status and business operations. Each Obligor further authorizes all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to such Obligor, whether made by such Obligor or otherwise.

The officers or employees of Bank, or such Persons as Bank may designate, may visit and inspect any of the properties of Obligors, examine (either by Bank’s employees or by independent accountants) any of the Collateral or other assets of the Obligors, including the Books of the Obligors, and discuss the affairs, finances and accounts of the Obligors with their officers and with their independent accountants, at such times as Bank may desire.  During normal business hours and upon reasonable notice, Bank may conduct and each Obligor will fully cooperate with, field examinations of the Inventory, Accounts and business affairs of such Obligor; provided however, after the occurrence of a Default or an Event of Default, such field examinations may occur at any time and from time to time with or without prior notice.

The Obligors agree to pay all reasonable costs and expenses of Bank related to such visits, inspections and field examination.

9.8           Pension Plans.  Each Obligor will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to such Obligor in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of its Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA or other applicable pension laws; (c) comply with all material requirements of ERISA or other applicable pension laws which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material “accumulated funding deficiency” as such term is defined in ERISA; and (d) notify Bank promptly upon receipt by such Obligor of any notice of the institution of any proceeding or other action which is likely to result in the termination of any Plan.

9.9           Bank Accounts.  Each Obligor will maintain its operating accounts, main disbursement accounts, investment accounts, cash management accounts and deposit accounts with Bank, unless otherwise agreed to by Bank in writing.  Each Obligor will notify Bank in writing and on a continuing basis, of all deposit accounts, investment accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from any other depository institutions.

9.10         Maintenance of Management.  Borrower will cause its business to be continuously managed by the following persons in the positions described below or such other persons (serving in such positions) as may be reasonably satisfactory to Bank:

Person	Position

Richard Stern	President and Chief Executive Officer

Michael Dolan	Chief Financial Officer

Douglas Falcone	Chief Operating Officer

9.11         Transactions with Affiliates.  Borrower will cause all of its Indebtedness at any time owed to any Guarantor, Subsidiary, Affiliate, shareholder, director and officer to be subordinated in all respects to all Obligations and will not make any payments thereon, except as approved by Bank in writing.

9.12         Additional Documents and Future Actions.  Each Obligor will, at its sole cost, (i) take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as Bank may in its reasonable discretion deem necessary or advisable to perfect, protect, maintain or enforce its Lien in the Collateral, to permit Bank to protect or enforce its Lien in the Collateral, or to carry out the terms of the Loan Document, and (ii) execute on such Obligor’s behalf and expense (x) all such security agreements (or amendments to this Agreement) as shall be necessary to evidence the grant to Bank of a security interest in and to all Commercial Tort Claims if, and to the extent, they arise hereafter, and (y) all pleadings and other documents as Bank may deem necessary or advisable in connection with any Commercial Tort Claim.  Each Obligor hereby authorizes and appoints Bank as its attorney-in-fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on such Obligor’s behalf (if necessary) and to file at the Obligor’s expense financing statements or applications for registration and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected or published Lien in the Collateral, and to execute on such Obligor’s behalf such other documents and notices as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder.  Such power being coupled with an interest is irrevocable, each Obligor irrevocably authorizes the filing of financing statements or applications for registration by Bank describing the Collateral, the filing of initial financing statements in the jurisdiction of such Obligor’s legal formation and existence, the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agree that such filing is sufficient as a financing statement.

9.13         Title to Equipment.  Each Obligor will promptly have Bank’s Lien noted on any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment, and will promptly deliver to Bank the originals thereof.

9.14         Taxes.  The Obligors will cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Obligor or any of their property to be paid in full, before delinquency or before the expiration of any extension period.  The Obligors shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.  The Obligors will make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that the Obligors have made such payments or deposits.

9.15         Leases.  Each Obligor will pay when due all rents and other amounts payable under any leases to which such Borrower is a party or by which such Obligor’s properties and assets are bound

9.16         Notices.  Borrower will promptly notify Bank of (a) any action or proceeding brought against any Obligor wherein such action or proceeding would, if determined adversely to such Obligor result in material liability of such Obligor, (b) the occurrence of any Default or Event of Default, (c) the failure of such Obligor to observe any of its undertakings under the Loan Documents, (d) the occurrence of any Material Adverse Change, (e) any new locations to be added as an additional Inventory Location; (f) the creation of any new inventions or other events related to the intellectual property of any Obligor; (g) the occurrence of any material casualty loss related to the Collateral; (h) the receipt of any notice of the institution or proceeding or other action which may result in the termination of any Plan; and (i) any change in the Management Group.

9.17         Assignment of Claims Act.  Each Obligor shall promptly execute any documents or instruments and shall take such steps or actions reasonably required by Bank so that all monies due or to become due under any contract with the U.S., the District of Columbia or any other Governmental Authority, will be assigned to Bank and notice given thereof in accordance with the requirements of the Assignment of Claims Act of 1940, as amended, or any other laws, rules or regulations relating to the assignment of any such contract and monies due to or to become due.

9.18         Commercial Tort Claims.  In the event any Obligor becomes the plaintiff (or any other claimant) with respect to any Commercial Tort Claim, Borrower shall promptly (but in any event within fifteen (15) days after the same shall come into existence) notify Bank as to the existence of all such Commercial Tort Claims, detailing (a) the parties to the claim, (b) the amount in controversy, (c) the location and caption of all litigation filed with respect to the claim, (d) the status of the claim, and (e) all such other information relating thereto as Bank may require.  Upon the request of Bank, such Obligor shall promptly execute all such documents, agreements, instruments and financing statements as shall be required by Bank to grant to Bank a perfected, first priority security interest in each such Commercial Tort Claim.

9.19         Instruments; Promissory Notes.  Each Borrower will cause any instruments or notes received by or payable to such Obligor to be delivered to Bank appropriately endorsed to the order of Bank.

9.20         Future Leases.  Each Obligor will deliver to Bank, promptly after the execution by such Obligor, as lessee, of any Lease, an executed copy thereof.

9.21         Transfer of Letter of Credit.  Within three (3) months after the Closing Date, Borrower shall arrange for the transfer of all of its existing letters of credit, including, without limitation, that certain letter of credit in the amount of Eight Hundred Thousand and No/100 Dollars from Wells Fargo Bank, to Bank.

10.         NEGATIVE COVENANTS.  The Obligors, jointly and severally, covenant and agree that, so long as this Agreement has not been terminated and until full and final payment of the Obligations, and unless Bank shall otherwise consent in writing, each Obligor shall comply with the following:

10.1         Limitation on Sale and Leaseback.  No Obligor will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or substantially all of the fixed assets owned by it and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof which any of them shall intend to use for substantially the same purposes as the property sold or transferred.

10.2         Limitation on Indebtedness.  No Obligor will have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit, except for the Subordinated Indebtedness and the existing Indebtedness for borrowed money and Capitalized Lease Obligations described on Schedule 10.2.  Any of such existing permitted Indebtedness may not be refinanced or replaced without the consent of Bank, except as otherwise permitted in the Subordination Agreements.

10.3         Loans.  No Obligor will make or have outstanding any loans or advances in the nature of loans in excess of $250,000.00 in the aggregate to any Person other than another Obligor including, without limitation, any officer, shareholder, director, employee or Affiliate of the Obligors.

10.4         Investments.  The Obligors will not have or make any investments in all or any portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except investments listed on Schedule 10.4 attached hereto.

10.5         Guaranties.  The Obligors will not directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person, except in connection with the Surety Agreements and with the Lampe Indebtedness.

10.6         Disposition of Assets.  No Obligor will sell, lease, transfer, or otherwise dispose any of its Property other than in the ordinary course of its business.

10.7         Merger; Consolidation; Business Acquisitions; Subsidiaries.  Except as otherwise provided on Schedule 10.7, the Obligors will not (a) merge into or consolidate with any Person, (b) acquire any portion of the Capital Stock of any person or a material portion of assets or business of any Person, or the operating business or division of any Person, or any Property not used or useful in the operation of its business, (c) permit any Person to merge into any of them, (d) form any Subsidiaries, (e) change any of their respective states of formation or incorporation, (f) materially change the principal nature of its business, (g) permit any Subsidiary to engage in any business activity that is materially different than conducted as of the Closing Date, acquire any assets or, acquire any ownership or investment interests in any Person, without the prior written consent of Bank and (h) change its fiscal year end.

10.8         Liens.  The Obligors will not create, incur or permit to exist any Lien of any kind on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

(i)           Liens held by Bank;

(ii)         Deposits made in the ordinary course of business (i) in connection with worker’s compensation, unemployment insurance, social security and other like laws or (ii) to secure the performance of statutory obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or Inventory;

(iii)        Encumbrances consisting of zoning restrictions, easements, reservations, servitudes, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by any Obligor in the operation of its business;

(iv)         Liens securing the Lampe Indebtedness; and

(v)          Liens listed on Schedule 10.8 attached hereto.

No Obligor shall not enter into any agreement with any other Person which shall prohibit such Obligor from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of such Obligor to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of Bank.

10.9         Letters of Credit.  The Obligors will not apply for or obtain any letters of credit, except letters of credit issued by Bank.

10.10       Insurance.  The Obligors shall not take out separate insurance concurrent in form or contributing in the event of casualty loss with that required to be maintained under Section 9.6 unless Bank is named as loss payee (with a lender’s loss payable endorsement).  Borrower shall promptly notify Bank whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies shall be provided promptly to Bank.

10.11       Default Under Other Indebtedness.  No Obligor will permit any of its Indebtedness to be in default.  If any Indebtedness of such Obligor is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or to the knowledge of such Obligor, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will promptly give Bank written notice of such declaration, acceleration or right of declaration.

10.12       Transactions with Affiliates.  Except for the transactions described on Schedule 10.12, the Obligors will not enter into or conduct any transaction with any Affiliate without the prior written consent of Bank.  The Obligors will only enter into or conduct transactions with Affiliates on terms which are reasonable and customary for arms-length transactions between parties who are not affiliated.

10.13       Name or Chief Executive Address Change.  No Obligor will change its name, FEIN number, or chief executive address except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank’s first priority Lien in the Collateral and access to such Obligor’s Books, including to the extent reasonably required by Bank, new UCC-1 financing statements and landlord’s waivers.

10.14       Change in Location of Collateral.  No Obligor will change the location at which any of its Inventory, Equipment or other personal property is located except upon thirty (30) days prior written notice to Bank and, provided that such Obligor complies with all of the following conditions:

(i)           Bank receives a copy of the lease, sub-lease, warehouse agreement or similar agreement entered into by such Obligor with the owner, lessor or operator of the new location(s).

(ii)          Bank receives evidence satisfactory to Bank that all assets of such Obligor at such new location(s) are covered by the insurance coverage required under Section 9.6.

10.15       Material Adverse Contracts.  The Obligors will not become or be a party to any contract or agreement which has a materially adverse impact on any Obligor’s ability to perform under this Agreement or any other Loan Document.

10.16       Restrictions on Use of Proceeds.  The Obligors will not carry or purchase with the proceeds of the Loan any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

10.17       Subordinated Indebtedness.  Borrower (a) will not make any payments on the Subordinated Indebtedness except as permitted under the Subordination Agreements, and (b) may only make cash payments on the Subordinated Indebtedness to the extent that following any such payment Borrower’s cash balance with Bank will not be less than $3,750,000.00 (exclusive of deposits held by Bank as collateral for Obligations other than the Loan) and its Fixed Charge Coverage Ratio will be greater than 1.5:1.0; it being agreed and understood that nothing in this Section 10.17 shall prohibit Borrower from making in-kind payments on its Subordinated Indebtedness in accordance with the documents entered into by Borrower in connection with such Subordinated Indebtedness.

10.18       Prepayments; Amendments and License Agreements.  The Obligor will:

(i)           Prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness for borrowed money owing to any third Person, other than (a) the Obligations in accordance with this Agreement or (b) as permitted under any Subordination Agreement;

(ii)          Except as permitted under any Subordination Agreement, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning any Indebtedness for borrowed money to make such terms or conditions more onerous or expensive for the Obligors;

(iii)        Materially amend, modify or waive any material term or provision of their respective Governing Documents in a manner materially adverse to the Obligors or Bank; or

(iv)         Amend, modify or waive any term or provision of any of Licenses.

10.19       Prohibited Transactions Under ERISA.  The Obligors will not directly or indirectly:

(i)           engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii)          permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(iii)         fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv)          terminate any Benefit Plan where such event would result in any liability of Borrower, any Subsidiary of Borrower or any ERISA Affiliate under Title IV of ERISA;

(v)           fail to make any required contribution or payment to any Multiemployer Plan;

(vi)          fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(vii)        amend a Plan resulting in an increase in current liability for the plan year such that Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(viii)       withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA.

10.20       Licenses.  The Obligors will not enter into any license, royalty or similar agreements regarding any patents, trademarks, tradenames, copyrights or other General Intangibles owned by The Obligors, which grants any exclusive rights to use such General Intangibles to any Person other than in the ordinary course of its business.

10.21       Trademark and Tradename Licenses.  No Obligor will enter into any license or similar right to use or royalty agreement with respect to any trademark or tradename owned by such Obligor without the prior written consent of Bank other than in the ordinary course of its business.

10.22       Equipment Becoming Fixture.  No Obligor will permit any item of equipment owned by such Obligor to become a fixture to real estate or an accession to other property, except in the ordinary course of such Obligor’s business or for equipment which may become a trade fixture to premises leased by such Obligor but with respect to which the landlord has waived any right of ownership or security interest.

10.23       Capital Expenditures.  The Obligors will not cause, suffer or permit their aggregate annual Capital Expenditures to exceed $500,000.00 for the fiscal year ending December 31, 2010 and for each fiscal year ending thereafter.  Such permitted Capital Expenditures are on a non-cumulative basis as to unused portions for any fiscal year.

10.24       Distributions; Stock Redemptions.  The Obligors will not make any distribution or declare or pay any dividends (in cash or other property, other than Capital Stock) on, or purchase, acquire, redeem, or retire any Capital Stock, of any class, whether now or hereafter outstanding, provided, however, the Obligors may, absent the occurrence and during the continuance of an Event of Default, make distributions and/or declare and pay dividends on, or purchase, acquire, redeem, or retire any Capital Stock, of any class, whether now or hereafter outstanding, provided that such distribution or dividend will not result in a Default or an Event of Default.

10.25       Change in Business.  No Obligor shall materially change its business or operations from those in effect on the date hereof.  No Obligor shall become a processor or provide cash services for its customers.

11.         FINANCIAL COVENANTS.  Except with the prior written consent of Bank,  the Obligors will comply with the following:

11.1         Minimum Liquidity.  The Obligors will maintain a minimum liquidity of not less than $2,750,000 in cash and cash equivalents deposited with Bank as of the Closing Date and at all times thereafter; for the purposes of this covenant, any funds on deposit with Bank as collateral for Obligations other than the Loan shall not be included for compliance purposes.

11.2         Fixed Charge Coverage RatioError! Bookmark not defined..  The Obligors will maintain a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as of September 30, 2010, and at the end of each fiscal quarter thereafter.

11.3         Funded Debt to EBITDA Ratio.  The Obligors will maintain a ratio, calculated on the basis of the prior four consecutive fiscal quarters, of consolidated Funded Debt to consolidated EBITDA of not more than 2.00 to 1.00 as of September 30, 2010, and at the end of each fiscal quarter thereafter.

12.        ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS.  The Obligors will maintain books of record and accounting in which full, correct and current entries in accordance with GAAP will be made of all of their dealings, business and affairs, and the Obligors will deliver to Bank the following:

12.1         Annual Statements.  As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower:

(i)           the audited, consolidated and consolidating income and retained earnings statements of Borrower and its Subsidiaries for such fiscal year,

(ii)          the audited, consolidated and consolidating balance sheet of  Borrower and its Subsidiaries as at the end of such fiscal year, and

(iii)         the audited, consolidated and consolidating statement of cash flow of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail.  The foregoing statements and balance sheets shall be prepared in accordance with GAAP and the consolidated statements shall be audited by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion which shall not include any “going-concern” opinion.

12.2         Projections and Cash Flow.  On or before December 31 of each calendar year, projections of profit and loss statements, cash flows and balance sheets of Borrower and its Subsidiaries prepared on a month-by-month basis for the next succeeding twelve (12) months, prepared by the chief financial officer of Borrower.  Borrower has furnished to Bank initial projections dated as of the date hereof containing the information required by this Section.  The Obligor represents and covenants that (a) the initial projections required by this Section have been prepared by the chief financial officer of Borrower and represent the best available good faith estimate of Borrower regarding the course of Borrower’s business for the periods covered thereby; (b) all future projections required b y this Section shall be prepared by or under the direction of the chief financial officer of Borrower and shall represent the best available good faith estimate of Borrower regarding the course of Borrower’s business for the periods covered thereby; (c) the assumptions set forth in the initial projections are and the assumptions set forth in the future projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; (d) Borrower knows of no reason why the Obligors should not be able to achieve the performance levels set forth in the initial projections and Borrower shall have no knowledge at the time of delivery of future projections of any reason why the Obligors shall not be able to meet the performance levels set forth in said projections; and (e) each Obligor has sufficient capital as may be required for its ongoing business and to pay its existing and anticipated debts as they mature.

12.3         Quarterly Statements.  As soon as available and in any event within forty five (45) days after the close of each calendar quarter;

(i)           the consolidated and consolidating income and retained earnings statements of Borrower and its Subsidiaries for such quarter,

(ii)          the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the end of such quarter, and

(iii)         the consolidated and consolidating statement of cash flow of Borrower and its Subsidiaries for such quarter, setting forth in comparative form the corresponding figures as of the end of the corresponding quarter of the previous fiscal year (if applicable) and the projected figures based upon the projections required under Section 12.2, all in reasonable detail, subject to year end adjustments and certified by the chief financial officer of Borrower to be, to the best of his knowledge, accurate in all material respects and to have been prepared in accordance with GAAP.

12.4         Tax Returns.  Copies of each Obligor’s federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

12.5         Audit Reports.  Promptly upon receipt thereof, one copy of each other report submitted to Borrower, by independent accountants, including management letters, “comment” letters, in connection with any annual, interim or special audit report made by them of the Books of any Obligor.

12.6         Reports to Governmental Agencies and Other Creditors.  With reasonable promptness, copies of all such financial reports, statements and returns which any Obligor shall file with any federal or state department, commission, board, bureau, agency or instrumentality and any report or statement delivered by any Obligor to any supplier or other creditor in connection with any payment restructuring.

12.7         Requested Information.  With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of any Obligor as Bank may reasonably request from time to time.

12.8          Compliance Certificates.  Within the periods provided in Sections 12.1 and 12.3 above, a certificate of the chief financial officer of Borrower (a) stating that the Obligors have observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether the Obligors were operating in compliance with the financial covenants in Section 11 of this Agreement, (c) certifying that as of the date of such certification, there does not exist any Default or Event of Default, and (d) certifying as to the state of organization of each Obligor.   Such certificate will be in the form of Exhibit A attached hereto.

12.9         Accountant’s Certificate.  Simultaneously with the delivery of the certified financial statements required by Section 12.1, copies of a certificate of the accountants who audited such statements stating that (a) they have checked the computations delivered by Borrower in compliance with Section 12.1, and (b) in making the examination necessary for their audit or review of such financial statements for such year, nothing came to their attention of a financial or accounting nature that caused them to believe that (i) the Obligors were not in compliance with the terms, covenants, provisions or conditions of any of the Loan Documents, or (ii) there shall have occurred any condition or event which would constitute an Event of Default, or, if so, specifying in such certificate all such instances of non-compliance and the nature and status thereof. Such certificate shall not include any “going-concern” opinion of the accountants.

13.        CONDITIONS PRECEDENT TO THE FUNDING OF THE LOAN.  The obligation of Bank to fund the Loan is subject to the fulfillment, to the satisfaction of Bank, of each of the following conditions on or before the Closing Date.  All of such agreements, documents and other items must be in form, content and all other respects satisfactory to Bank.

13.1         Searches.  Bank shall have received copies of record searches (including UCC searches, patent searches, trademark searches, copyright searches and judgments, suits, bankruptcy, litigation, tax and other lien searches) against each Obligor.

13.2         UCC-1 Filings.  Bank shall have received confirmation from a service organization retained by Bank to file financing statements and fixture filings that such filings have been made in all relevant jurisdictions.

13.3         Executed Loan Documents.  Bank shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

(i)           the Note;

(ii)          the Surety Agreements;

(iii)         each of the Subordination Agreements; and

(iv)          any and all other Loan Documents.

13.4         Authorizing Resolutions.  Bank shall have received a certificate from the Secretary of each Obligor attesting to the resolutions of such Obligor’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Obligor, respectively, is a party and authorizing specific officers of such Obligor to execute the same.

13.5         Governing Documents.  Bank shall have received copies of each Obligor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Obligor.

13.6         Material Agreements.  Bank shall have received copies of all material agreements, leases and other documents related to each Obligor.

13.7         Good Standing Certificates.  Bank shall have received certificates of status with respect to each Obligor, dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of each jurisdiction in which such Obligor is required to be qualified or licensed which certificates shall indicate that such Obligor is in good standing in such jurisdictions.

13.8         Insurance.  Bank shall have received loss payee endorsements as well as the relevant policies and evidence of insurance, together with the endorsements thereto, as are required by Section 9.6.

13.9         Opinions of Counsel.  Bank shall have received opinions of the Obligors’ counsel.

13.10       Tax Returns.  Bank shall have received satisfactory evidence that all tax returns required to be filed by Obligors has been timely filed and all taxes upon Obligors or their properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency.

13.11       Licenses, Approvals, Etc  Bank shall have received copies of all material licenses, approvals, consents, authorizations and filings of each Obligor required or necessary for the operation of its business.

13.12       No Material Adverse Change.  No Material Adverse Change shall have occurred from the date of financial information and projections originally provided to Bank.

13.13       Fees.  All fees and expenses payable under the Loan Documents on the Closing Date and as of the funding of the Loan shall have been paid.

13.14       Subordination.  Bank shall have received evidence that all shareholder and Affiliate debt owed by any Obligor is subordinated to all Obligations on terms and conditions acceptable to Bank.

13.15       Other Documents.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded.

By completing the closing hereunder, Bank does not thereby waive a breach of any warranty or representation made by the Obligors hereunder or any agreement, document, or instrument delivered to Bank or otherwise referred to herein, and any claims and rights of Bank resulting from any breach or misrepresentation by any Obligor are specifically reserved by Bank.

14.         DEFAULT AND REMEDIES.

14.1         Events of Default.  The occurrence of any one or more of the following events shall constitute an Event or Events of Default hereunder:

(i)           The failure of Borrower to pay when due and payable or when declared due and payable, any portion of the Obligations, whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees, costs, indemnities, or other amounts constituting Obligations;

(ii)          The failure of any Obligor to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between any Obligor and Bank;

(iii)        The failure of any Obligor to pay any Indebtedness for borrowed money due to any third Person or Capitalized Lease Obligations or the existence of any other event of default under any loan, security agreement, mortgage, Capitalized Lease or other agreement pertaining thereto binding any Obligor, after the expiration of any notice and/or grace periods permitted in such documents;

(iv)         The failure of any Obligor to pay or perform any other obligation to Bank under any other agreement or note or otherwise arising, whether or not related to this Agreement, after the expiration of any notice and/or grace periods permitted in such documents;

(v)           The adjudication of any Obligor as a bankrupt or insolvent, or the entry of an Order for Relief against any Obligor or the entry of an order appointing a receiver or trustee for any Obligor of any of their property or approving a petition seeking reorganization or other similar relief under the Bankruptcy Code or other similar laws of the U.S. or any state or any other competent jurisdiction;

(vi)         A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, debt moratorium or receivership law is filed by or against any Obligor, or any Obligor makes an assignment for the benefit of creditors, or any Obligor takes any action to authorize any of the foregoing;

(vii)        The suspension of the operation of any Obligor’s business;

(viii)       Any Obligor becomes unable to meet its debts as they mature or fall due, or the admission in writing by any Obligor to such effect, or any Obligor calling any meeting of all or any material portion of their creditors for the purpose of debt restructure or moratorium;

(ix)         All, or any part of the Collateral or the assets of any Obligor are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any, receiver, trustee, custodian or assignee for the benefit of creditors or become subject to any Lien which is not otherwise permitted under Section 10.8;

(x)           The entry of a final judgment for the payment of money against any Obligor in excess of $100,000.00 which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

(xi)         Any representation or warranty of any Obligor in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Obligor pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

(xii)        Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

(xiii)      Any Obligor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts such Obligor from conducting all or any material part of its business;

(xiv)       A breach by any Obligor occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between any Obligor and any other Person;

(xv)         A Material Adverse Change occurs;

(xvi)        A Change of Control occurs;

(xvii)      Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

(xviii)     Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of Borrower for more than thirty (30) consecutive days;

(xix)       The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by any Obligor, which loss, suspension, revocation or failure to renew is likely to result in a Material Adverse Change;

(xx)        Any projection delivered to Bank pursuant hereto indicates that Borrower will not be able to comply with the financial covenants set forth in Section 11;

(xxi)       Any breach by any Obligor under any of the Subordination Agreements;

(xxii)      The validity or enforceability of this Agreement, or any of the Loan Documents, is contested by any Obligor, or any Obligor denies that they have any or any further liability or obligation hereunder or thereunder; or

(xxiii)    The indictment or threatened indictment of any Obligor under any criminal statute, or the commencement or threatened commencement of criminal or civil proceedings against any Obligor pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any property of any Obligor, or any Obligor engages or participates in any “check kiting” activity regardless of whether a criminal investigation has been commenced.

14.2         Remedies.  Upon the occurrence of an Event of Default, or at any time thereafter, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by the Obligors:

(i)           Declare the entire unpaid principal of the Loan, all other Obligations, all interest accrued thereon, all fees due hereunder and all other obligations of any Obligor to Bank hereunder or under any other Loan Document otherwise arising immediately due and payable;

(ii)          Cease extending credit to or for the benefit of the Obligors under this Agreement, under any of the Loan Documents, or under any other agreement between any Obligor and Bank;

(iii)        Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Bank, but without affecting Bank’s rights and security interests in the Collateral and without affecting the Obligations;

(iv)         Increase the applicable interest rate up to the Default Rate;

(v)          Hold, as cash collateral, any and all balances and deposits of the Obligors held by Bank to secure the full and final repayment of all of the Obligations;

(vi)         Enter the premises occupied by any of the Obligors and take possession of the Collateral and any records relating thereto; and/or

(vii)        Exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity.

If an Event of Default occurs under Sections 14.1(v) or 14.1(vi), all of the Obligations shall become immediately due and payable.

14.3         Application of Proceeds.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied or paid over as follows:

(i)           First:  to the payment of all costs and expenses incurred in connection with such sale or other realization, including attorneys’ fees; and

(ii)          Second:  to the payment of the Obligations (with the Obligors remaining liable for any deficiency) as Bank may elect; and

(iii)        Third:  the balance (if any) of such proceeds shall be paid, subject to any duty imposed by law, or otherwise to whomsoever shall be entitled thereto.

14.4         Sale or Other Disposition of Collateral.  The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing.  Any sales of the Collateral may be adjourned from time to time with or without notice.  Bank may cause the Collateral to remain on any Obligor’s premises or otherwise or to be removed and stored at premises owned by other persons, at such Obligor’s expense, pending sale or other disposition of the Collateral.  Each Obligor at Bank’s request, shall assemble the Collateral consisting of Inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank.  Bank shall have the right to conduct such sales on Obligor’s premises, at such Obligor’s expense, or elsewhere, on such occasion or occasions as Bank may see fit.  With respect to any Obligor’s owned or leased premises, each Obligor hereby grants Bank a license, effective upon the occurrence of an Event of Default, and to the extent not prohibited by the terms of any applicable lease, to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise.

Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is given pursuant to Section 16 below, at least five (5) Business Days prior to such proposed action, shall constitute fair and reasonable notice to the Obligors of any such action.

The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied as set forth in Section 14.3 hereof Bank shall account to Borrower for any surplus realized upon such sale or other disposition, and the Obligors shall remain liable for any deficiency.  The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank’s Lien in the Collateral.  The Obligors agree that Bank has no obligation to preserve rights to the Collateral against any other parties or to clean-up or otherwise prepare any of the Collateral for sale.

If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by or on behalf of the purchaser, received by Bank and applied to the indebtedness owed by such purchaser to Bank.  If the purchaser fails to pay for any of the Collateral, Bank may resell the Collateral.

Bank will not be considered to have offered to retain the Collateral in satisfaction of the Obligations, unless Bank has entered into a written agreement with the Obligors to that effect.

Bank is hereby granted a license or other right to use, after an Event of Default, without charge, each Obligor’s labels, General Intangibles, intellectual property, Equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Inventory or other Collateral and each Obligor’s rights under all contracts, licenses, approvals, permits, leases and franchise agreements, to the extent assignable, shall inure to Bank’s benefit.

Bank shall be under no obligation to marshall any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations.

14.5         Actions With Respect to Accounts.  Each Obligor hereby irrevocably makes, constitutes, and appoints Bank (and any of Bank’s designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to Obligors and at Obligors’ expense:

(i)           Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

(ii)          After the occurrence of an Event of Default, notify all Account Debtors that the Obligors’ Accounts have been assigned to Bank and that Bank has a Lien therein;

(iii)         After the occurrence of an Event of Default, direct all Account Debtors to make payment of all Obligors’ Accounts directly to Bank and forward invoices directly to such Account Debtors;

(iv)         After the occurrence of an Event of Default, take control in any manner of any cash or non-cash items of payment or proceeds of such Accounts;

(v)           After the occurrence of an Event of Default, notify the U.S. Postal Service to change the address for delivery of mail addressed to each Obligor to such address as Bank may designate;

(vi)         After the occurrence of an Event of Default, have access to any lockbox or postal boxes into which any Obligor’s mail is deposited and receive, open and dispose of all mail addressed to such Obligor;

(vii)        After the occurrence of an Event of Default, take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any Accounts;

(viii)       After the occurrence of an Event of Default, enforce payment of and collect any Accounts, by legal proceedings or otherwise, and for such purpose Bank may:

(A)           Demand payment of any Accounts or direct any Account Debtors to make payment of Accounts directly to Bank;

(B)           Receive and collect all monies due or to become due to any Obligor;

(C)           Exercise any Obligor’s rights and remedies with respect to the collection of Accounts;

(D)           Settle, adjust, compromise, extend, renew, discharge or release the Accounts;

(E)           Sell or assign the Accounts on such terms, for such amount and at such times as Bank deems advisable;

(F)           Prepare, file and sign any Obligor’s name or names on any Proof of Claim or similar document in any proceeding filed under federal or state  bankruptcy, insolvency, reorganization or other similar law as to any Account Debtor;

(G)          Prepare, file and sign any Obligor’s name or names on any Notice of Lien, Claim of Mechanic’s Lien, Assignment or Satisfaction of Lien or Mechanic’s Lien or similar document in connection with the Collateral;

(H)          Endorse the name of any Obligor upon any chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the Accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Bank’s possession;

(I)            Sign the name of any Obligor to verifications of Accounts and notices thereof sent by Account Debtors to such Obligor; or

(J)           Take all other actions necessary or desirable to protect any Obligor’s or Bank’s interest in the Accounts.

Each Obligor ratifies and approves all acts of said attorneys and agrees that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except such attorneys’ gross negligence or willful misconduct.  Each Obligor agrees to assist Bank in the collection and enforcement of their Accounts and not to hinder, delay or impede Bank in its collection or enforcement of said Accounts.

14.6         Set-Off.  Without limiting the rights of Bank under Applicable Law, the Obligors grant to Bank and agree that Bank may, unless prohibited by applicable law, without notice to any Obligor (such notice being expressly waived), and without constituting a retention of any Collateral in satisfaction of any Obligations exercise a right of set-off, a lien against and a security interest in all property of the Obligors now or at any time in Bank’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other account with Bank as security for the Obligations.  At any time and from time to time following the occurrence of an Event of Default or Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of any Obligor against any or all of the Obligations.

14.7         Turnover of Property Held by Bank.  The Obligors irrevocably authorize any Affiliate of Bank, unless prohibited by Applicable Law, upon and following the occurrence of an Event of Default or a Default, at the request of Bank and without further notice, to turn over to Bank any property of any Obligor held by such Affiliate, including without limitation, funds and securities for any Obligor’s account and to debit, for the benefit of Bank, any deposit account maintained by any Obligor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with Applicable Law to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Obligations, and to pay or transfer such amount or property to Bank for application to the Obligations.

14.8         Delay or Omission Not Waiver.  Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of  Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege.  No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank.  No single, partial or full exercise of any rights, remedies, powers and privileges by Bank shall preclude further or other exercise thereof.  No course of dealing between Bank and any Obligor shall operate as or be deemed to constitute a waiver of Bank’s rights under the Loan Documents or affect the duties or obligations of the Obligors.

14.9         Remedies Cumulative.  The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in  Bank’s favor at law or in equity.

14.10       Consents, Approvals and Discretion.  Whenever Bank’s consent or approval is required or permitted or any documents are required to be acceptable to Bank, such consent, approval or acceptability shall be at the sole and absolute discretion of Bank.  Except as otherwise specifically provided herein, whenever any determination or act is at Bank’s discretion, such determination or act shall be at Bank’s sole and absolute discretion.

14.11       Certain Fees, Costs, Expense Expenditures.  The Obligors agree to pay on demand all cost and expenses of Bank (the “Bank Expenses”), including without limitation:

(i)           all costs, expenses and fees (including attorneys’ fees and other legal costs, expenses and charges) incurred or paid by Bank in connection with (i) advising, structuring, drafting, preparing, reviewing, negotiating, administering the Loan Documents or any waivers, consents, amendments, extensions, modifications or restatements related thereto; (ii) interpreting, enforcing, protecting, preserving, defending or terminating any of the Loan Documents or any of Bank’s rights and remedies related thereto, irrespective of whether suit is brought (including without limitation, all costs and expenses and attorneys’ fees related to any “workout,” “restructuring,” insolvency or similar proceeding involving any Obligor); (iii) legal advice relating to the rights and responsibilities of Bank; (iv) the preparation for negotiations regarding, consultations concerning or the defense or prosecution of any legal proceedings involving, any claim (including third-party claims) made or threatened against Bank related to or involving the Loan Documents, the transactions contemplated under the Loan Documents, Bank’s relationship with the Obligors, or any actions taken pursuant to the Loan Documents by Bank;

(ii)          all costs, expenses and fees incurred or paid by Bank for photocopying; notarization; couriers; messengers; telecommunications; public record searches (including without limitation, real estate, tax lien, litigation, UCC, bankruptcy, patent, trademark or copyright searches); filing; recording; publication; appraisals (including without limitation personal property, real estate, trademark, tradename, and inventory appraisals or reappraisals); real estate surveys or updates; real estate title insurance reports or bring-downs, commitments, policies and endorsements; environmental audits, surveys or updates; and accounting or other professional advisors;

(iii)        all costs, expenses and fees incurred or paid by Bank in connection with the disbursement of funds under the Loan Documents (by wire transfer or otherwise); the dishonoring of checks, drafts or other items of payment; correction or cure of any Default or Event of Default or enforcement of the Loan Documents; gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale or advertising to sell any of the Collateral (regardless of whether the sale is consummated); or exercising any rights or remedies under the Loan Documents; and

(iv)         all costs, expenses and other payments incurred or made by Bank to any warehouseman, landlord, lessor or owner of any property at which any of the Collateral is located to enable Bank to obtain access, store, warehouse, ship, sell or otherwise preserve, protect and dispose of such Collateral (including without limitation all lease payments, access charges, utility charges and safety and security charges).

In the event any Obligor shall fail to pay taxes, insurance, assessments, fees, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from Liens (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may (but shall not be obligated to) make expenditures for such purposes and the amount so expended (including  attorney’s fees and expenses, filing fees and other charges) shall be payable by the Obligors on demand and shall constitute part of the Obligations.

15.        INDEMNIFICATION.  The Obligors agree to indemnify and hold harmless, Bank, its parents and Affiliates and their officers, directors, shareholders, employees and agents (collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Indemnified Party is a party to any litigation), including without limitation attorney’s fees and costs and costs of investigation, document production, attendance at depositions or other discovery, incurred by any Indemnified Party with respect to, arising out of or as a consequence of (a) this Agreement or any of the other Loan Documents, including without limitation, any failure of any Obligor to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents, or any other Event of Default; (b) the use by Borrower of any proceeds advanced hereunder; (c) the transactions contemplated hereunder; or (d) any claim, demand, action or cause of action being asserted against any Indemnified Party by any other Person  in connection with the transactions contemplated hereunder.  Notwithstanding anything herein or elsewhere to the contrary, the Obligors shall not be obligated to indemnify or hold harmless any Indemnified Party from any liability, loss or damage resulting from the gross negligence, willful misconduct or unlawful actions of such Indemnified Party or any violations by such Indemnified Party or Bank of any securities laws or other laws and regulations concerning financial institutions.  Any amount payable to Bank under this Section will bear interest at the Default Rate from the due date until paid.

The Obligors’ obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

16.        COMMUNICATIONS AND NOTICES.  All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Obligors:

Access to Money, Inc.
1101 Kings Highway, STE G100
Cherry Hill, New Jersey 08034
Attention: Michael Dolan, CFO

With a copy to:

Fox Rothschild LLP
997 Lenox Drive
Lawrenceville, NJ 08648
Attention: Vincent A. Vietti, Esq.

To Bank:

Sovereign Bank
3 Terry Drive
Newtown, PA 18940
Attention: Joseph E. Flynn

With a copy to:

Thomas M. Pinney, Esquire
White and Williams LLP
1650 Market Street, Suite 1800
Philadelphia, PA 19103-7395

17.        WAIVERS.

  17.1         Waivers.  In connection with any proceedings under the Loan Documents, including, without limitation, any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, the Obligors waive, to the extent permitted by applicable law:

(i)           all errors, defects and imperfections of a procedural nature in such proceedings;

(ii)         all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(iii)        presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Loan Documents, including the Note;

(iv)         any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(v)          any demand for possession of Collateral prior to commencement of any suit;

(vi)         all rights to claim or recover attorney’s fees and costs in the event that any Obligor is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession; and

(vii)        any right to require Bank to pursue any third Person for payment of the Obligations or payment with respect to any of the Collateral.

  17.2           Forbearance.  Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to or consent of any Obligor.

  17.3           Limitation on Liability.  The Obligors shall be responsible for and Bank is hereby released from any claim or liability in connection with:

(i)           Safekeeping any Collateral;

(ii)         Any loss or damage to any Collateral;

(iii)        Any diminution in value of the Collateral; or

(iv)         Any act or default of another Person.

Bank shall only be liable for any act or omission on its part constituting gross negligence or willful misconduct.  In the event any Obligor brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable, the Obligors will indemnify and hold Bank harmless from all costs and expenses, including attorney’s fees, incurred by Bank in connection with such suit.  This Agreement is not intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Obligor.  Obligors’ obligations under this Section shall survive termination of this Agreement and repayment of the Obligations.

  17.4          Waiver of Subrogation.  The Obligors hereby waive any right to subrogation, reimbursement, contribution or indemnity from any Obligor in connection with any Obligor’s obligations under the Loan Documents.

18.         SUBMISSION TO JURISDICTION.  The Obligors hereby consent to the jurisdiction of any state or federal court located within the State of New Jersey, and irrevocably agree that, subject to Bank’s election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and the Obligors waive any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waive personal service of any and all process upon them and consent that all such service of process be made by mail or messenger directed to them at the address set forth in Section 16.  Nothing contained in this Section shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against any Obligor or their property in the courts of any other jurisdiction.

19.         MISCELLANEOUS.

19.1         Brokers.  The transaction contemplated hereunder was brought about and entered into by Bank and the Obligors acting as principals and without any brokers, agents or finders being the effective procuring cause hereof.  The Obligors  represent to Bank that the Obligors have not committed Bank to the payment of any brokerage fee or commission in connection with this transaction.  If any such claim is made against Bank by any broker, finder or agent or any other Person,  the Obligors agree to indemnify, defend and hold Bank harmless against any such claim, at the Obligors’ own cost and expense, including Bank’s attorneys’ fees.  The Obligors further agree that until any such claim or demand is adjudicated in Bank’s favor, the amount claimed and/or demanded shall be deemed part of the Obligations secured by the Collateral.

19.2         Use of Bank’s Name  The Obligors shall not use the name of Bank or the name of any Affiliate of Bank in connection with any of their business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in their dealings with any governmental agency.

19.3         No Joint Venture.  Nothing contained herein is intended to permit or authorize any Obligor to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in any Obligor.

19.4         Survival.  All covenants, agreements, representations and warranties made by the Obligors in the Loan Documents or made by or on their behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on their behalf and the making by Bank of the loans or advances to Borrower.  All statements contained in any certificate, statement or other document delivered by or on behalf of  the Obligors pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by  the Obligors.

19.5         No Assignment.  The Obligors may not assign any of their rights hereunder without the prior written consent of Bank, which shall not be required to lend hereunder except to Borrower as it presently exists.

19.6         Assignment or Sale by Bank.  Bank may sell, assign or participate all or a portion of its interest in the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to Obligors in its possession.  In the event that Bank sells or assigns any portion of the Loan, Obligors shall (a) execute and deliver to Bank and/or to the applicable purchaser or assignee, such substitute or replacement Note, Surety Agreements or other Loan Documents, and (b) execute and deliver to Bank such amendments to the Loan Documents as Bank may request to reflect such sale or assignment.

19.7         Publicity.  Obligors agree that Bank may disclose the fact of the financing under this Agreement in the form of a “tombstone” announcement in the print media, whether individually or part of a general advertisement.

19.8         Injunctive Relief.  Each of the Obligors expressly acknowledges and agrees that an action for damages for any breach of the requirements of Section 7.5 shall not be an adequate remedy at law.  In the event of any such breach, each of the Obligors agrees to the fullest extent allowed by law that Bank shall be entitled to injunctive relief to restrain such breach and require compliance with such requirements.

19.9         Time is of the Essence.  Time is of the essence in the Obligors’ performance of their obligations under the Loan Documents.

19.10       All Powers Coupled With Interest.  All powers of attorney and other authorizations granted to Bank and any Persons designated by Bank pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied.

19.11       Disclosure and Disclaimer Regarding Power of Attorney.  Obligors acknowledge and certify as follows:

(i)          The Loan Documents contain provisions authorizing Bank to act as each Obligor’s attorney-in-fact or agent (collectively such powers are herein after referred to as the “Power of Attorney”).

(ii)         The purpose of the Power of Attorney is to give Bank broad powers to execute documents, handle or sell property and otherwise act in the name of the Obligors.

(iii)        The Power of Attorney is coupled with an interest and, as such, Bank, in exercising any of its rights under the Power of Attorney is not a fiduciary of the Obligors.  Bank may exercise any of its rights under the Power of Attorney for the sole benefit of Bank, without regard to the interests of the Obligors.

(iv)         The Loan Agreement and the other Loan Documents are being executed in connection with a commercial loan or other financial transaction for business purposes and not primarily for personal, family or household purposes.

(v)           The Obligors have read and understand the Power of Attorney and this subsection regarding disclosure and disclaimer regarding the Power of Attorney.

(vi)         The Obligors have consulted with legal counsel regarding the Power of Attorney and this subsection regarding disclosure and disclaimer regarding the Power of Attorney.

19.12       Binding Effect.  This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns and shall bind all Persons who become bound as a borrower, guarantor or other obligor under this Agreement.

19.13       Severability.  The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

19.14       No Third Party Beneficiaries.  The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

19.15       Modifications.  Any modification or amendment of this Agreement or any of the Loan Documents shall be in writing signed by the parties hereto.

19.16       Holidays.  If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

19.17       Law Governing.  This Agreement has been made, executed and delivered in the State of New Jersey and will be construed in accordance with and governed by the laws of such state, without regard to any rules or principles regarding conflicts of law or any rule or canon of construction which interprets agreements against the draftsman.

19.18       Integration.  The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank’s rights, powers, remedies and security.  The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties.  In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

19.19       Exhibits and Schedules.  All exhibits and schedules attached hereto are hereby made a part of this Agreement.

19.20       Headings.  The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

19.21       Counterparts; Facsimile Signatures.  The Loan Documents and any notice or communication under the Loan Documents may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.  Delivery of a photocopy or telecopy of an executed counterpart of a signature page to any Loan Document shall be effective as delivery of a manually executed counterpart of such Loan Document.

19.22       Joint and Several.  The obligations of the Obligors under this Agreement shall be joint and several obligations.

19.23       Limitation on Damages.  The Obligors and Bank agree that, in any action, suit or proceeding, in respect of or arising out of this Agreement, the Loan Documents or the transactions contemplated hereunder, each mutually waives to the fullest extent permitted by law, any claim for consequential, punitive or special damages.

19.24       Waiver of Right to Trial by Jury.  THE OBLIGORS AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE OBLIGORS OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  THE OBLIGORS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OBLIGORS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THE OBLIGORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

ACCESS TO MONEY, INC., a Delaware corporation

By:	/s/ Michael Dolan
Name/Title:	Michael Dolan, CFO

GUARANTORS:

TRM ATM ACQUISITION CORPORATION

By:	/s/ Michael Dolan
Name/Title:	Michael Dolan, CFO

LJR CONSULTING CORP.

By:	/s/ Michael Dolan
Name/Title:	Michael Dolan, CFO

TRM ATM CORPORATION

By:	/s/ Michael Dolan
Name/Title:	Michael Dolan, CFO

ACCESS TO MONEY-SL, INC.

By:	/s/ Michael Dolan
Name/Title:	Michael Dolan, CFO

BANK:

SOVEREIGN BANK

By:	/s/ Daniel R. Vereb
Name/Title:	Daniel R. Vereb, V.P.